Exhibit 10.11

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made by and among eUniverse, Inc., a Delaware corporation (the “Company”), and the holders (the “Stockholders”) of the Company’s Series C Convertible Preferred Stock (the “Series C”) listed on the signature pages hereto.

RECITALS

WHEREAS, the Stockholders own certain shares of the Series C, purchased pursuant to the terms of that certain Series C Preferred Stock Purchase Agreement, dated as of October 31, 2003 (the “Purchase Agreement”).

WHEREAS, the listing of the Company’s common stock on the Nasdaq SmallCap Market would significantly benefit all of the Company’s stockholders, including the Stockholders, by enhancing the value and liquidity of their shares and the parties therefore desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the conditions and promises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Antidilution Protection. Pursuant to the provisions of the Company’s Series C Certificate of Designations (the “Series C Certificate”), the conversion price of the Series C may be adjusted upon an issuance by the Company of certain equity securities with a price per share less than the Conversion Price (as defined in the Series C Certificate) of the Series C. The parties acknowledge and agree that such a Conversion Price adjustment could result in the Series C issued to the Stockholders pursuant to the Purchase Agreement becoming convertible into an amount of the Company’s common stock that would exceed twenty percent of the Company’s common stock (or voting power) less one share (the “Nasdaq Limit”) outstanding prior to the issuance of such Series C. The parties further acknowledge that they desire that such Series C not become convertible into an amount of common stock greater than the Nasdaq Limit, unless and until the Company’s stockholders have approved such an issuance or unless such issuance would not be a violation of the Nasdaq rules. Therefore, the parties hereby agree that, notwithstanding anything to the contrary contained in the Series C Certificate, the Conversion Price of the Series C shall not be adjusted below that price which would result in the Series C shares issued pursuant to the Purchase Agreement becoming convertible into a number of shares of the Company’s common stock greater than the Nasdaq Limit, unless the aforementioned stockholder approvals have been obtained prior thereto or unless otherwise allowed by the Nasdaq Rules. If, at the time Series C shares are converted into common stock by one of the Stockholders, the number of shares of common stock issuable upon such conversion would have been greater, but for the operation of this paragraph 1, then the Company shall pay to such converting Stockholder cash in an amount equal to the Fair Market Value of the shares of common stock that such Stockholder would have otherwise received. For purposes hereof “Fair Market Value” shall be defined as the average daily Market Price of the Company’s common stock over a period of twenty (20) consecutive trading days prior to the day as of which Fair Market Value is being determined. The “Market Price” for each such trading day shall be the average closing price on all domestic exchanges on which the common stock is then listed or the last sale price on the Nasdaq National or SmallCap Market or if the stock is not so listed the average of the high and low bid and asked prices on such day in the domestic over the counter market or as reported on the Nasdaq bulletin board.

2. Voting Of Series C Shares. Pursuant to the Series C Certificate, holders of the Series C are entitled to vote their shares of Series C on an “as converted” basis. The parties acknowledge and agree that this could result in each share of Series C having more than one vote. The parties further acknowledge that they desire that the Series C only be entitled to one vote per share. Therefore, each of the Stockholders on behalf of itself and its affiliates hereby agrees that, to the extent that any adjustment in the conversion price of the Series C stock results in any share of Series C being entitled to more than one vote, such Stockholder or affiliate thereof shall not cast any votes in excess of the number of Series C shares held by such Stockholder.

3. Representations and Warranties. The Company hereby represents and warrants to the Stockholders as follows: (a) the Company is not in breach of any of its agreements with the Stockholders or their affiliates; (b) the Company has all necessary approvals and consents necessary to execute and perform this Agreement; and (c) the Company has advised the Stockholders of all material matters associated with the Company obtaining the consent of NASDAQ to the relisting of its common stock.

4. Waivers and Amendments. Upon the approval of the Company and the written consent of the Stockholders the obligations of the Company and the rights of the Stockholders under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 5.

5. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

(a) If to any Stockholder:

VantagePoint Venture Partners

1001 Bayhill Drive, Suite 300

San Bruno, CA 94066

Attention: General Counsel

Facsimile No.: (650) 869-6344

with a copy to:

Orrick, Herrington & Sutcliffe LLP

400 Sansome Street

San Francisco, CA 94111

Attention: Dora Mao, Esq.

Facsimile No.: (415) 773-5759

or (b) If to the Company:

eUniverse, Inc.

6060 Center Drive, Suite 300

Los Angeles, CA 90045

Facsimile No.: 310-215-2757

Attn: President

with a copy to:

Fulbright & Jaworski L.L.P.

865 South Figueroa St.

Los Angeles, CA 90017

Attention: J. Keith Biancamano, Esq.

Facsimile No.: (213) 680-4518

or at such other address as the Company or the Stockholders may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

6. No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and assigns of the Stockholders and the successors of the Company, whether so expressed or not. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, each Stockholder may assign all or a portion of its rights hereunder to its members, partners, and affiliates without consent of the Company.

8. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

9. Governing Law. The internal laws, and not the laws of conflicts of California shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

10. Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, then such dispute shall be resolved solely and exclusively by confidential binding arbitration with the San Francisco branch of JAMS (“JAMS”) to be governed by JAMS’ Commercial Rules of Arbitration (the “JAMS Rules”) and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules. Each party shall bear its own attorneys’ fees, expert witness fees, and costs incurred in connection with any arbitration.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREE TO THE ARBITRATION PROVISION CONTAINED IN SECTION 10.

12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

13. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15. Construction. All provisions of this Agreement have been negotiated at arms length, each party having legal counsel, and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof. The language in this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of January 30, 2004.

eUniverse, Inc.

By:  /s/  Brett C. Brewer

Name:     Brett C. Brewer

Title: President

VantagePoint Venture Partners IV (Q), L.P.

By: VantagePoint Venture Associates IV, L.L.C.,

Its General Partner

By:  /s/  Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV, L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:  /s/  Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member

VantagePoint Venture Partners IV Principals Fund L.P.

By: VantagePoint Venture Associates IV, L.L.C.

Its General Partner

By:  /s/  Alan E. Salzman

Name: Alan E. Salzman

Title: Managing Member